Exhibit (k)(iv)

Georgeson Inc.
480 Washington Blvd., 26th Floor
Jersey City, NJ  07310
www.georgeson.com

______________, 2015

G.research, Inc.

Re:   Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by G.research, Inc. (the “Company”) to act as Information Agent in connection with the initial public offering of common shares and Series A Cumulative Puttable and Callable Preferred Shares, and combinations thereof (the “Offering”), of The Gabelli Go Anywhere Trust (the “Fund”).  The term of this Agreement shall commence on the date hereof and continue through the expiration of the Offering Period (as defined below).

(a)	Services.

i.	Georgeson shall perform the administrative services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

ii.
Georgeson represents and warrants that the Services are not required to be performed by registered representatives of a broker-dealer and that its performance of the Services do not require it to be registered as a broker-dealer under the Securities Exchange Act of 1934 or to be a member of the Financial Industry Regulatory Authority, Inc.

iii.
The Offering will commence promptly after the effective date of the Fund’s registration statement relating to the Offering, but in no event earlier than June [ ], 2015, and will cease at 5:00 p.m., New York City time on the Expiration Date (the “Offering Period”). The term “Expiration Date” means July [ ], 2015, unless and until the Fund shall, in its sole discretion, have extended the period for which the Offering is open, in which event the term “Expiration Date” with respect to the Offering will mean the latest time and date on which the Offering, as so extended by the Fund, will expire.

iv.
Georgeson understands and agrees that the Fund, and the Company on behalf of such Fund, reserves the right, in its own discretion without notice, to suspend sales or withdraw the Offering entirely or to certain persons or entities in a class or classes specified by them, provided that upon any such suspension or withdrawal the Fund or the Company shall promptly notify  Georgeson in writing of such suspension or withdrawal. The Company shall retain full authority to take such action as it may reasonably deem advisable in respect of all matters pertaining to the Offering.

v.
Georgeson acknowledges and agrees that, in performing the Services, it is only authorized to mail or otherwise disseminate materials related to the Offering provided by the Company to Georgeson expressly for the purpose of such mailing or dissemination (“Offering Materials”), and that any such Offering Materials shall be mailed or disseminated in the name and on behalf

G.research, Inc.
__________, 2015

of the Company. Georgeson further acknowledges and agrees that, in performing the Services, its personnel or representatives are only authorized to respond to in-bound inquiries related to the Offering by directing such inquires to the Company or by providing factual information regarding administrative aspects of the Offering pursuant to direction from the Company. Georgeson is not authorized to initiate any out-bound communications with prospective investors or broker-dealers participating in the Offering (other than inquiries regarding the amount of Offering Materials to be mailed or disseminated), or to make any representations concerning the Fund or the Offering except as set forth in this paragraph (a)(v).

(b)
Fees.  In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below).  The Company acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Company requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)
Expenses.  In addition to the fees and charges described in paragraph (b) hereof, Georgeson shall charge the Company, and the Company shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to the Offering, including without limitation the mailing or delivery of Offering Materials;

•
costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offering, including without limitation charges for bank threshold lists, data processing, market information, institutional advisory reports, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•
costs and expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

•
any other costs and expenses authorized by the Company during the course of the Offering, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

The Company shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

(d)
Compliance with Applicable Laws.  The Company and Georgeson hereby represent and covenant to one another that each shall comply with all laws applicable to it relating to the Offering, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Investment

G.research, Inc.
__________, 2015

Company Act of 1940, as amended, and the rules and regulations promulgated under each of the foregoing.

(e)	Indemnification; Limitation of Liability.

i.
The Company shall indemnify and hold harmless Georgeson, its affiliates and their respective controlling persons, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, reasonable and documented counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses (x) shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s  gross negligence or willful misconduct or (y) arise out of or relate to Georgeson’s breach of paragraph (a)(ii) or (a)(v) of this Agreement.

Georgeson shall indemnify and hold harmless the Fund and the Company, their respective affiliates and each of their respective controlling persons, officers, directors, employees and agents from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses (x) shall have been determined by a court of competent jurisdiction to be a result of  Georgeson’s gross negligence or willful misconduct or (y) arise out of or relate to Georgeson’s breach of paragraph (a)(ii) or (a)(v) of this Agreement.

ii.
Notwithstanding anything herein to the contrary, but without limiting the indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

iii.
Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to (A) $250,000 for Georgeson’s breach of paragraph (a)(ii) or (a)(v) of this Agreement and (B) for all other matters, the fees and charges paid hereunder by the Company to Georgeson (but not including Expenses).  For the avoidance of doubt, Georgeson’s aggregate liability under clauses (A) and (B) above shall not exceed $250,000.

iv.	The foregoing agreements of indemnity shall be in addition to, and shall in no respect limit or restrict, any other remedies which may be available to an indemnified party.

v.	This paragraph (e) shall survive the termination of this Agreement.

G.research, Inc.
__________, 2015

(f)
Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified, supplemented or amended in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(g)	Relationship. The Company agrees and acknowledges that Georgeson shall be the non-exclusive primary information agent retained by the Company in connection with the Offering.

(h)
Confidentiality.  Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”); provided that Georgeson may disclose such Confidential Information as required by law and otherwise to its officers, directors, employees, agents or affiliates to the extent reasonably necessary to perform the Services hereunder.  For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information.  The Company agrees that all reports, documents and other work product provided to the Company by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of Georgeson.  The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(i)
Entire Agreement; Appendix.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.  The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein.  This Agreement shall be binding upon all successors to the Company and Georgeson (by operation of law or otherwise), provided that this Agreement may not be transferred or assigned, either directly or indirectly, by operation of law or otherwise, by any party without the prior written consent of the other parties. Every provision in the Agreement is intended to be severable, and if any term or provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof and the remaining

G.research, Inc.
__________, 2015

provisions shall be interpreted to give effect to the intent of the parties manifested thereby. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same.

[Remainder of page intentionally left blank.  Signature page follows.]

G.research, Inc.
__________, 2015

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 480 Washington Blvd. – 26th floor, Jersey City, NJ  07310, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON INC.

By:
Christopher M. Hayden

	Title:	Senior Managing Director

Agreed to and accepted as of
the date first set forth above:

G.RESEARCH, INC.

By:

Title:

G.research, Inc.
___________, 2015

APPENDIX I

G.RESEARCH, INC.
FEES & SERVICES SCHEDULE

BASE SERVICES		$10,000
•	Coordination of tombstone advertisement placement in newspapers upon request and at the direction of the Company (cost for advertisement dependent upon newspaper and size of advertisement)

•	Mailing or dissemination of Offering Materials to bank and broker community during the Offering Period at the direction of and in the name and on behalf of the Company

•

ADDITIONAL SERVICES
•	Respond to in-bound inquiries from prospective investors in the Fund during the Offering Period consistent with paragraph (a)(v) of this Agreement	$5.00 per call
•	Respond to in-bound inquiries from bank and broker community during Offering Period consistent with paragraph (a)(v) of this Agreement	$5.00 per call
•	Coordinate mailing or dissemination of Offering Materials to existing registered holders of certain Gabelli funds at the direction of and in the name and on behalf of the Company	TBD

NOTE: The foregoing fees are exclusive of Expenses as described in paragraph (c) of this Agreement. In addition, the Company will be charged a fee of $1,000 per extension if the Offering Period is extended beyond July [ ], 2015 for any reason.

FEE PAYMENT INSTRUCTIONS
The Company shall pay Georgeson as follows:

• Upon commencement of the Offering Period, the Company shall pay Georgeson $10,000, which amount is in consideration of Georgeson’s commitment to represent the Company and is non-refundable;

•
Upon completion of the Offering, the Company shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the Offering, and (ii) all Expenses.

Georgeson will send the Company an invoice for each of the foregoing payments, which invoices will include written transfer instructions.